EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NORTECH SYSTEMS INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee(5)
Equity	Common Stock, par value $0.01 per share	Other(1)	275,000	$10.31	$2,835,250	$110.20 per $1,000,000	$312.44
Total Offering Amounts							$312.44
Total Fee Offsets(6)							$0.00
Net Fee Due							$312.44

(1) Rules 457(c) and (h).

(2) The number of shares of common stock, $0.01 par value per share (the “Common Stock”), stated above represents the increase in the total number of shares reserved for issuance under the Nortech Systems Incorporated 2017 Stock Incentive Plan (the “Plan”). A total of 400,000 shares have been previously registered under a registration statement on Form S-8 (SEC File No. 333-223959) and (SEC File No. 333-237293), with respect to the Plan. In addition, the maximum number of shares of Common Stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split, stock dividend, recapitalization or other similar transaction, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(3) Based on the market price of Common Stock of the Company on May 10, 2023, in accordance with Rules 457(c) and (h) under the Securities Act.

(4) This amount is the assumed aggregate offering price of 275,000 shares of Common Stock being registered, based on the average of the high and low prices of the Company’s Common Stock as reported on the Nasdaq Capital Market on May 10, 2023, in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended.

(5) The amount is based on the proposed maximum aggregate offering price of $10.31 per share. See note (4).

(6) The registrant does not have any fee offsets.